Exhibit 99.2

PRESS RELEASE
For Immediate Release

Savi Media Group Recruits Top Executive as new CEO

Anaheim, Ca - August 30, 2006

SAVI MEDIA GROUP, INC. (OTC BB: SVMI) is pleased to announce that it has hired Greg Sweeney as its new Chief Executive Officer. Greg Sweeney has an extensive background in executive management has been a successful leader in both the government and private sectors.

Mr. Sweeney was elected for three terms to serve as as the mayor of Andrews, Texas. During his tenure, he maintained a balanced budget and increased surplus revenue by 25 million dollars. Mr. Sweeney served in the Air Force, where he was an integral member of the Aerospace & Medicine -Laser Research and Development Team. In addition to serving on multiple board of directors, he founded and was President of several companies, including Austin Equipment Co., Sweeney Oil Co. and Fossil Creek Production Co. Mr. Sweeney has also served as the Executive Director of Sales and Marketing for Railhead Underground Products LLC and the District Manager of Nolan Brunson Inc.

Mario Procopio, the prior CEO who will remain as the Chairman of the Board of Directors remarked, “Greg Sweeney brings great expertise with his diverse background, strategic vision, and leadership skills. With Greg and Phil Scott, our new CFO, we have brought in an exciting and well qualified new management team to move the Company forward. I look forward to working with them and foresee a prosperous and bright future.”

Greg Sweeney stated, "I am incredibly excited by what the future holds for Savi Media Group and the opportunity to be on the ground floor of a company that can truly make this kind of significant difference for our environment. I have been impressed by Mr. Procopio’s unique ability to bring together a talented group of executives and his vision for success. Together, we will work to position this Company on the forefront to reduce emission pollution. I am appreciative of this privilege and given position and look forward to working with him and the rest of the management team to help Savi Media Group attain all its financial and operational goals."

About Savi Media Group

Savi Media Group creates and commercializes blow-by gas and crankcase engine emission reduction technology. They have created a simple gasoline and diesel engine emission reduction technology, allowing them to provide their clients with lower-cost, more effective and more efficient emission reduction and engine performance. With 20+ years of emissions and materials R&D behind it, the Company was formed to create, support and license a patented supplementary vehicle emissions reduction and fuel efficiency technology that can reduce emissions and improve efficiency. Using proprietary methods and processes SAVI increases fuel efficiency at the same time decreases emissions and extends component life.

For more information, visit SaviMediaGroup.com

Safe Harbor Statement: This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as ``anticipate,'' ``believe,'' ``expect,'' ``future,'' ``intend,'' ``plan,'' and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain other Joint Ventures. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

Contact:
SaVi Media Group
Dr. Mario Procopio
800-916-5420
Mario.Procopio@SaviMediaGroup.com
SaviMediaGroup.com
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